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                                                                 EXHIBIT 99(a)



                                    Sotheby's

PRESS RELEASE
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FOR IMMEDIATE RELEASE                                            DIANA PHILLIPS
                                                                MATTHEW WEIGMAN
                                                                 (212) 606-7176
                                                            FAX: (212) 606 7381


              SOTHEBY'S ANNOUNCES AGREEMENT TO SELL AND LEASE BACK
                          YORK AVENUE HEADQUARTERS FOR
                                  $175 MILLION
                         SALE STRENGTHENS BALANCE SHEET
                  $100 MILLION OF SHORT-TERM DEBT TO BE REPAID

DECEMBER 17, 2002 -- Sotheby's announced today that it has entered into an agreement to sell its York Avenue headquarters for $175 million to RFR Holding, LLC. The Company will lease back the building, widely regarded as the best auction house facility in the world, from RFR Holding for a period of up to 40 years, which includes renewals.

"This is an outstanding opportunity for Sotheby's," said Bill Ruprecht, Sotheby's President and Chief Executive Officer. "The attractive price of $175 million reflects the high asset quality, desirable location and Sotheby's bright future prospects. Sotheby's, similar to other major corporations, has decided to enter into a sale-leaseback transaction as a means of financing to provide long-term liquidity for our business. It will also allow Sotheby's to pay down $100 million in short-term debt as well as antitrust fines, which strengthens our balance sheet." Mr. Ruprecht added: "Sotheby's expects to report a gain on the sale of the building in the range of $25 million, which will be amortized over the initial term of the lease as required by the relevant accounting rules.

"Sotheby's looks forward to a long and exciting future in our worldwide headquarters that are without equal in the auction world," continued Mr. Ruprecht. "After an architectural makeover, which added six floors and completely redesigned the existing four floors, we have a state-of-the-art auction facility that has received international acclaim,

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particularly for its tenth-floor exhibition space. The renovation and expansion were designed with Sotheby's unique auction business in mind and ever since it opened, it has offered us a competitive advantage. All our New York auction operations are centralized in one convenient location and, importantly, the building provides permanent exhibition and storage space for each department, allowing our specialists to `live` with their objects.

"We are delighted at the prospect of a future affiliation with RFR Holding whose ownership of premier locations, including the Seagram Building and Lever House, show a clear appreciation for buildings of great quality."

"RFR Holding is delighted to add the Sotheby's Building to our expansive portfolio of prime Manhattan commercial real estate," said Aby Rosen, Principal of RFR Holding LLC. "We are privileged to have Sotheby's as our tenant and look forward to a mutually rewarding long-term relationship."

J.P. Morgan Securities, Inc. acted as exclusive financial advisor to Sotheby's.


ABOUT SOTHEBY'S HOLDINGS, INC.
Sotheby's Holdings, Inc. is the parent company of Sotheby's worldwide live and Internet auction businesses, art-related financing and real estate brokerage activities. The Company operates in 34 countries, with principal salesrooms located in New York and London. The Company also regularly conducts auctions in 13 other salesrooms around the world, including Australia, Hong Kong, France, Italy, the Netherlands, Switzerland and Singapore. Sotheby's Holdings, Inc. is listed on the New York Stock Exchange and the London Stock Exchange.

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